Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Nicole Ulmer

Corporate and Investor Relations Officer

717.803.8895

IR@linkbancorp.com

LINKBANCORP, Inc. Announces Full Year 2021 and Fourth Quarter Financial Results And Dividend

February 15, 2022 – HARRISBURG, PA -- LINKBANCORP, Inc. (OTC Pink: LNKB) (the “Company”), the parent company of The Gratz Bank, including its LINKBANK division (the “Bank”) reported net income of $788 thousand or $0.08 per diluted share for the fourth quarter of 2021 and $289 thousand or $0.04 per diluted share for the year ended December 31, 2021.[1] These results include merger related expenses of $616 thousand for the fourth quarter and $4.6 million for 2021, relating to the merger with GNB Financial Services, Inc.

On February 15, 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.075 per share of common stock to shareholders of record on February 28, 2022, which is expected to be paid on March 15, 2022.

Fourth Quarter Highlights

•
Successful integration and conversion of The Gratz Bank
•
Net interest income increased 141% compared to 4th quarter 2020
•
Linked quarter organic loan growth of $63.2 million, exclusive of PPP loans, representing an annualized growth rate of 40.4%
•
NPAs/Assets at December 31, 2021 was 0.15%

[1] Due to the merger of LINKBANCORP, Inc. and GNB Financial Services, Inc. effective September 18, 2021, all periods prior to such date represent the results of GNB Financial Services, Inc. as the accounting acquirer in the merger.

Andrew Samuel, Chief Executive Officer, commented, “The fourth quarter began with the successful integration and systems conversion relating to our combination with GNB Financial Servcies, Inc. and concluded with strong growth in quality commercial loans.” He continued, “This represents the first full quarter since the effective date of the merger and confirms the value of this combination. We expect the first quarter of 2022 will provide a clear view of the trajectory of earnings growth, further fueled by recent additions to our team in the York, Lancaster and Delaware Valley markets.”

Total assets were $932.8 million at December 31, 2021 compared to $979.2 million at September 30, 2021 and $430.5 million at December 31, 2020. Deposits and net loans as of December 31, 2021 totaled $771.7 million and $711.7 million, respectively, compared to deposits and net loans of $802.6 million and $665.1 million, respectively, at September 30, 2021 and $375.1 million and $233.8 million, respectively, at December 31, 2020. The $46.6 million increase in net loans from the linked quarter includes the impact of loans under the U.S. Small Business Administration Paycheck Protection Program (PPP), which declined $16.6 million to $23.8 million at December 31, 2021. The decline in deposits over the linked quarter was driven primarily by the nonrenewal of $20 million in maturing brokered deposits and seasonality in certain larger deposit accounts. The Company continues to experience strong growth in new demand deposit accounts, particularly in response to initiatives to service professional services firms within our markets.

As of December 31, 2021, the Company’s non-performing assets were $1.4 million, representing 0.15% of total assets. Non-performing assets at December 31, 2021 exclude purchased credit impaired loans with a balance of $5.5 million, inclusive of $3.9 million in loans held for sale. The allowance for loan losses measured 0.43% of total loans, or approximately 0.96% of the non-purchased portfolio, at December 31, 2021. The total reserve when including the allowance for loan losses and the credit fair value adjustment made to loans acquired in the merger totaled $10.2 million or approximately 1.41% of total gross loans at December 31, 2021.

Net interest income for the full year of 2021 increased 39.2% to $16.1 million compared to $11.6 million in 2020 as a result of average balance sheet growth and beginning to transition the mix of interest-earning assets from lower yielding investments into higher yielding organic loan growth. Non-interest income increased from $1.8 million in 2020 to $2.1 million in 2021.

Noninterest expense for 2021 totaled $17.5 million, compared to $8.3 million in 2020, with the increase including merger-related expenses of $4.6 million, an increased expense base from a larger combined company, and investments the Company made to grow its commercial banking team and enhance the infrastructure to execute on its organic and strategic growth plans.

Shareholders’ equity increased to $109.7 million at December 31, 2021 compared to $50.7 million at December 31, 2020 with the increase primarily the result of the merger.

ABOUT LINKBANCORP, Inc.

LINKBANCORP, Inc. was formed in 2018 with a mission to positively impact lives through community banking. Its subsidiary bank, The Gratz Bank, is a Pennsylvania state-chartered bank serving individuals, families, nonprofits and business clients throughout Central and Southeastern Pennsylvania through 10 client solutions centers of The Gratz Bank and LINKBANK, a division of The Gratz Bank. LINKBANCORP, Inc. common stock is traded over the counter (OTC Pink) under the symbol “LNKB”. For further company information, visit ir.linkbancorp.com.

Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about LINKBANCORP (together with its bank subsidiary unless the context otherwise requires, “LINK”) involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding LINK’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, and the impact of any laws or regulations applicable to LINK, are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: (1) costs or difficulties related to integration following the merger; (2) the risk that the anticipated benefits, cost savings and any other savings from the transaction may not be fully realized or may take longer than expected to realize; (3) changes to interest rates; (4) the ability to control costs and expenses; (5) general economic conditions, including inflation; (6) adverse developments in borrower industries and, in particular, declines in real estate values; (7)LINK’s ability to maintain compliance with federal and state laws that regulate its business and capital levels; (8) LINK’s ability to raise capital as needed by its business; (9) the duration and scope of the coronavirus disease 2019 (“COVID-19”) pandemic and its impact on levels of consumer confidence; (10) actions governments, businesses and individuals take in response to the COVID-19 pandemic; (11) the impact of the COVID-19 pandemic and actions taken in response to the pandemic on global and regional economies and economic activity, and (12) the pace of recovery when the COVID-19 pandemic subsides. LINK does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

LINKBANCORP, Inc. and Subsidiary
Consolidated Balance Sheet (Unaudited)

	December 31, 2021	September 30, 2021	December 31, 2020
(In Thousands, except share and per share data)
ASSETS
Noninterest-bearing cash equivalents	$8,620	$17,073	$5,709
Interest-bearing deposits with other institutions	13,970	86,471	27,453
Cash and cash equivalents	22,590	103,544	33,162
Certificates of deposit with other banks	12,828	13,077	17,051
Securities available for sale, at fair value	103,783	122,748	125,447
Loans held for sale	3,860	—	—
Loans receivable, net of allowance for loan losses of $3,106 at December 31, 2021, $3,335 at September 30, 2021, and $2,789 at December 31, 2020	711,664	665,063	233,795
Investments in restricted bank stock	2,685	3,586	2,268
Premises and equipment, net	5,289	5,250	3,428
Right-of-Use Asset – Premises	4,680	4,748	370
Bank-owned life insurance	18,787	13,683	8,941
Goodwill and other intangible assets	37,152	36,890	2,785
Deferred tax asset	4,675	4,382	986
Accrued interest receivable and other assets	4,770	6,198	2,297
TOTAL ASSETS	$932,763	$979,169	$430,530
LIABILITIES
Deposits:
Demand, noninterest bearing	$129,243	$175,609	$66,573
Interest bearing	642,422	626,986	308,551
Total deposits	771,665	802,595	375,124
Other Borrowings	19,814	33,034	1,120
Subordinated Debt	20,696	20,740	—
Operating Lease Liabilities	4,680	4,748	370
Accrued interest payable and other liabilities	6,285	8,091	3,242
TOTAL LIABILITIES	823,140	869,208	379,856
SHAREHOLDERS’ EQUITY
Preferred stock (At December 31, 2021 and September 30, 2021: $0.00 par value; 5,000,000 shares authorized; no shares issued and outstanding. At December 31, 2020: no shares authorized)	—	—	—
Common stock (At December 31, 2021: $0.01 par value; 25,000,000 shares authorized; 9,826,447 shares issued and outstanding. At September 30, 2021: $0.01 par value; 25,000,000 shares authorized; 9,814,447 shares issued and outstanding. At December 31, 2020: $0.01 par value; 14,612,800 shares authorized; 5,715,950 shares issued and 5,691,686 shares outstanding)	99	98	57
Surplus	82,910	82,771	21,604
Retained earnings	24,836	24,785	26,009
Accumulated other comprehensive income	1,778	2,307	3,192
Treasury stock (0, 0, and 3,321 shares at December 31, 2021, September 30, 2021 and December 31, 2020, respectively	—	—	(188)
TOTAL SHAREHOLDERS’ EQUITY	109,623	109,961	50,674
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$932,763	$979,169	$430,530

LINKBANCORP, Inc. and Subsidiary
Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Twelve Months Ended December 31,
	12/31/2021	9/30/2021	12/31/2020	2021	2020
(In Thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loans receivable, including fees	$7,286	$3,267	$2,924	$15,924	$11,494
Other	651	636	645	2,572	2,797
Total interest and dividend income	7,937	3,903	3,569	18,496	14,291
INTEREST EXPENSE
Deposits	621	504	619	2,091	2,658
Other Borrowings	25	14	10	50	59
Subordinated Debt	212	37	—	249	—
Total interest expense	858	555	629	2,390	2,717
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	7,079	3,348	2,940	16,106	11,574
Provision for loan losses	100	457	46	648	184
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,979	2,891	2,894	15,458	11,390
NONINTEREST INCOME
Service charges on deposit accounts	216	177	238	733	743
Bank-owned life insurance	77	54	49	253	186
Net realized gains on the sales of debt securities, available for sale	74	—	—	74	110
Gain on sale of secondary market mortgage loans	0	53	62	316	358
Other	214	87	235	763	357
Total noninterest income	581	371	584	2,139	1,754
NONINTEREST EXPENSE
Salaries and employee benefits	3,602	1,151	1,279	6,999	4,544
Occupancy	406	232	7	913	447
Equipment and data processing	537	335	620	1,340	1,188
Professional fees	421	75	237	685	538
FDIC insurance	81	90	25	231	73
Bank Shares Tax	174	87	73	434	294
Merger Related Expenses	616	3,864	—	4,584	0
Other	957	767	151	2,311	1,222
Total noninterest expense	6,794	6,601	2,392	17,497	8,306
Income (Loss) before income tax (benefit) expense	766	(3,339)	1,086	100	4,838
Income tax (benefit) expense	(22)	(542)	132	(189)	645
NET INCOME (LOSS)	$788	$(2,797)	$954	$289	$4,193

EARNINGS (LOSS) PER SHARE, BASIC	$0.08	$(0.45)	$0.17	$0.04	$0.74
EARNINGS (LOSS) PER SHARE, DILUTED	$0.08	$(0.45)	$0.17	$0.04	$0.74
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING,
BASIC	9,822,273	6,274,250	5,691,686	6,879,658	5,691,686
DILUTED	10,178,487	6,274,250	5,691,686	7,250,463	5,691,686

LINKBANCORP, Inc. and Subsidiary
Financial Highlights (Unaudited)

	As Of or For the Three Months Ended
('Dollars In Thousands)	12/31/2021	9/30/2021
Operating Highlights
Net Income (Loss)	$788	$(2,797)
Net Interest Income	7,079	3,348
Provision for Loan Losses	100	457
Non-Interest Income	581	371
Non-Interest Expense	6,794	6,601

Financial Condition Data
Total Assets	$932,763	$979,169
Loans Held for Investment, Net	711,664	665,063

Noninterest-bearing Deposits	129,243	175,609
Interst-bearing Deposits	642,422	626,986
Total Deposits	771,665	802,595

Selected Ratios
Net Interest Margin	3.30%	2.72%
Annualized Return on Average Assets	0.33%	-2.14%
Annualized Return on Average Equity	2.87%	-14.12%

Capital Ratios (Bank-Level)
Total Capital Ratio	11.50%	11.78%
Tier 1 Capital Ratio	11.02%	11.27%
Common Equity Tier 1 Capital Ratio	11.02%	11.27%
Leverage Ratio	8.85%	17.80%

Asset Quality Data
Non-performing Assets	$1,410	563
Non-performing Assets to Total Assets	0.15%	0.06%
Non-performing Loans to Total Loans	0.20%	0.08%
Allowance for Loan Losses ("AFLL")	$3,106	$3,335
AFLL to Total Loans	0.43%	0.50%